EXHIBIT 99.1

Stock Yards Bancorp Reports Record Second Quarter Earnings of $40.1 Million or $1.31 Per Diluted Share

Second Quarter Highlighted by the Completed Acquisition of Field & Main Bancorp Along with Margin Expansion and Record Non-Interest Income

LOUISVILLE, Ky., July 29, 2026 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices throughout the state of Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, today reported record earnings of $40.1 million, or $1.31 per diluted share, for the second quarter ended June 30, 2026. This compares to net income of $36.6 million, or $1.24 per diluted share, for the first quarter ended March 31, 2026, and $34.0 million, or $1.15 per diluted share, for the second quarter ended June 30, 2025. Net interest margin expansion, strong credit quality metrics and record levels of non-interest income, driven in large part by wealth management & trust (WM&T) income, card income, deposit service charges and treasury management fees, all contributed to record second quarter 2026 operating results.

(dollar amounts in thousands, except per share data)	2Q26	1Q26	2Q25
Net income	$40,057	$36,595	$34,024
Net income per share, diluted	1.31	1.24	1.15

Net interest income	$87,828	$78,421	$73,473
Provision for credit losses(1)	-	1,625	2,175
Non-interest income	26,747	24,594	24,348
Non-interest expenses	63,806	55,242	52,700

Net interest margin	3.84%	3.65%	3.53%
Efficiency ratio(2)	55.64%	53.58%	53.83%
Tangible common equity to tangible assets(3)	9.66%	9.69%	8.86%
Annualized return on average assets(4)	1.63%	1.58%	1.52%
Annualized return on average equity(4)	13.50%	13.63%	13.91%

“Our second quarter results marked a new earnings record for Stock Yards, driven by strength across both net interest income and non-interest income,” commented James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. “Net interest income came in stronger than anticipated, supported by net interest margin expansion. Organic loan growth was modest, primarily reflecting a significant volume of payoffs as opposed to softening demand, including several property sales and loans transitioning to the permanent market. This activity reflects a backlog that had built up given the interest rate environment that we have discussed in prior quarters. Importantly, our loan production remained on target and our loan pipeline remains steady heading into the second half of the year. Our non-interest income categories were equally strong performers in the second quarter, with WM&T revenue and treasury management fees reaching new highs in addition to card income and deposit service charges each posting solid gains, reinforcing non-interest income as a critical part of our overall results.

“A highlight of the quarter was the May 1st completion of the Field & Main Bancorp acquisition (“Field & Main”), which added over $800 million in both bank assets and WM&T AUM,” Hillebrand continued. “The acquisition is already positively impacting our operating results by increasing our scale and reach in Western Kentucky—one of the most attractive and economically vibrant regions in the state. This merger provided us with an immediately scalable presence in this region, and Field & Main’s community-first, relationship-driven culture aligns closely with Stock Yards’ longstanding focus on disciplined growth, profitability, and high-touch customer service. We are now well positioned to strengthen our presence in this new market, enhance operating leverage, and deliver expanded capabilities to customers across Western Kentucky and adjacent markets.”

As of June 30, 2026, Stock Yards had $10.37 billion in assets, $7.88 billion in loans and $8.49 billion in total deposits. The Company’s combined enterprise, which encompasses 81 branch offices across three contiguous states, will continue to benefit from a diversified geographic and economic footprint, including the six locations added through the Field & Main acquisition and continued organic expansion.

Key factors contributing to the second quarter of 2026 included:

  Total loans increased $1.03 billion, or 15%, over the last 12 months, while growing $657 million, or 9%, on the linked quarter. As of June 30, 2026, the Field & Main loan portfolio totaled approximately $633 million. Excluding the Field & Main portfolio, organic growth totaled $400 million, or 6%, over the past 12 months, with the CRE and C&I segments being the primary drivers of the increase. The yield earned on total loans ended at 6.16% for the second quarter of 2026, up 3 basis points compared to the second quarter of the prior year despite interest rate reductions implemented by the FRB in the latter part of 2025.
  Deposit balances increased to $979 million, or 13%, over the last 12 months. As of period end, the Field & Main deposit portfolio totaled $765 million, including $136 million of non-interest bearing deposits. Excluding the Field & Main deposit portfolio, total deposits grew $214 million, or 3%, concentrated primarily within the interest-bearing deposit portfolio. On the linked quarter, total deposits increased $729 million, or 9%. Excluding the impact of the Field & Main portfolio, total deposits contracted $36 million on the linked quarter, driven by declines in the more expensive time deposit and money market portfolios.
  Net interest income increased $14.4 million, or 20%, for the second quarter of 2026 compared to the second quarter a year ago. Net interest margin expanded 31 basis points to 3.84% for the second quarter of 2026 compared to the second quarter of the prior year, driven by substantial average loan balance growth, lower deposit costs, a more efficient balance sheet and the impact of the Field & Main merger. On the linked quarter, net interest income increased $9.4 million, or 12%, and net interest margin expanded by 19 basis points, driven primarily by improved loan yields, lower interest-bearing deposit costs and a more efficient balance sheet. Higher loan yields were attributed to the continued favorable repricing of the legacy portfolio in addition to adding the higher-yielding Field & Main portfolio, while deposit costs declined as a result of strategically lowering deposit rates in tandem with the FRB’s rate reductions over the last 12 months. Margin expansion accelerated during the quarter in part due to a better funding mix. Looking ahead, margin appears to be near a peak, as favorable fixed rate loan repricing may be offset by higher funding costs going forward.
  No provision for credit losses on loans(1) was recorded for the second quarter of 2026, compared to $2.2 million for the prior year quarter, due to muted organic loan growth for the quarter, strong credit quality metrics and an improved unemployment forecast during the quarter.
  Non-interest income increased $2.4 million, or 10%, over the second quarter of 2025, and increased $2.2 million, or 9%, on the linked quarter as a result of organic growth and acquisition-related activity.
  Total non-interest expenses increased $11.1 million, or 21%, for the second quarter of 2026 compared to the second quarter of 2025, and increased $8.6 million, or 16%, on the linked quarter. Activity related to the Field & Main merger totaled $5.8 million during the second quarter of 2026, $3.5 million of which relates to regular operating expenses and $2.3 million relates to one-time merger-related expenses. Remaining merger-related expenses, primarily related to systems conversion, are expected to be incurred in the third and fourth quarters of 2026.
  Tangible common equity per share(3) was $31.39 on June 30, 2026, compared to $30.41 on March 31, 2026, and $27.01 on June 30, 2025.

Hillebrand concluded, “In May 2026, we were honored to once again be named a recipient of the 2025 Raymond James Community Bankers Cup, which recognizes the top 10% of community banks nationwide based on measures such as profitability, operational efficiency, and balance sheet strength. This award drew from a pool of all U.S.-based, exchange-traded banks with assets between $500 million and $10 billion as of December 31, 2025. This milestone reflects both the strength of our Company’s performance and our ongoing dedication to providing outstanding service to the communities we are honored to support.” Stock Yards Bancorp has been awarded the Raymond James Community Bankers Cup a total of 11 times, including each of the past four consecutive years.

Results of Operations – Second Quarter 2026, Compared with Second Quarter 2025

Net interest income, the Company’s largest source of revenue, increased by $14.4 million, or 20%, to $87.8 million. Significant average earning asset balance growth led to strong net interest income expansion. Net interest income attributed to the Field & Main merger totaled $5.5 million, representing two months of activity.

  Total interest income increased by $13.3 million, or 12%, to $128 million, including $8.4 million of interest income attributed to the Field & Main acquisition.
    Interest income and fees on loans increased $15.0 million, or 15%, over the prior year quarter, while average loan balances increased $938 million, or 14%. The average yield earned on loans increased 3 basis points over the past 12 months to 6.16%. The increases over the prior year period were driven by strong organic average balance growth, favorable repricing of the legacy portfolio and the addition of the higher-yielding Field & Main loan portfolio.
    Interest income on securities decreased $3.4 million, or 39%, compared to the second quarter of 2025. Average securities balances declined $378 million, or 28%, while the rate earned on securities declined 39 basis points to 2.18%. The decline in average balances and related yields was attributed to the scheduled maturities of treasury bills that had previously been used for collateral pledging purposes and carried a rate similar to the Federal Funds Target Rate. Given that the acquired securities portfolio was sold immediately upon acquisition close, there was minimal impact on the investment portfolio.
    Average overnight funds increased $248 million, or 99% for the second quarter of 2026 compared to the same period of the prior year, driven largely by substantial average deposit growth and the previously mentioned maturity activity from the securities portfolio in addition to the impact of the Field & Main acquisition. Corresponding interest income increased $1.9 million, or 71%, consistent with significant average balance growth. The related yield declined 62 basis points to 3.76% compared to the prior year quarter due to the Federal Reserve’s rate reductions over the past year.
  Total interest expense decreased $1.0 million, or 3%, to $40.5 million despite recording interest expense totaling $2.9 million in relation to the Field & Main merger.
    While average interest-bearing deposit balances increased $679 million, or 12%, as a result of both organic growth and acquisition-related activity, the corresponding expense declined $740,000, or 2%, compared to the second quarter of 2025 and the rate paid on interest-bearing deposits dropped 32 basis points to 2.27%, which was driven by strategically lowering deposit rate offerings in tandem with the Federal Reserve’s rate reductions over the past 12 months.

The Company recorded no provision for credit losses on loans(1) for the second quarter of 2026, compared to $2.2 million in provision for credit losses on loans for the second quarter of 2025. The lower expense compared to the second quarter of 2025 reflected strong credit metrics, CECL model updates and muted loan growth. No expense for off balance sheet exposures was recorded for the second quarter of 2026 compared to a credit for off balance sheet exposures of $75,000 recorded in the second quarter of 2025, as line of credit utilization improved and related availability declined.

Non-interest income increased $2.4 million, or 10%, to $26.7 million compared to the second quarter of 2025. Non-interest income attributed to the Field & Main transaction totaled $1.3 million for the second quarter of 2026, representing two months of activity.

  WM&T income ended the second quarter of 2026 at a record $12.6 million, an increase of $2.1 million, or 20%, over the second quarter of 2025. WM&T revenue attributed to the Field & Main transaction totaled $789,000 for the second quarter of 2026. Excluding the impact of the Field & Main merger, legacy WM&T revenue still reached a new record, ending at $11.8 million for the second quarter of 2026, aided by market appreciation and customer base expansion.
  Treasury management fees increased $170,000, or 6%, to a record $3.2 million. New product sales and broad fee increases that were implemented in the prior year contributed to the increase. Activity related to Field & Main was minimal, totaling $22,000.
  Card income increased $307,000, or 6%, over the second quarter of 2025, with activity attributed to the Field & Main transaction totaling $252,000.
  Brokerage income grew $94,000, or 10%, compared to the second quarter of the prior year.
  Other non-interest income, which primarily includes swap fees, letter of credit fees and OREO activity, decreased $520,000 compared to the second quarter of 2025, as the prior year period benefitted from significant swap fee activity.

Non-interest expenses increased by $11.1 million, or 21%, to $63.8 million, compared to the second quarter of 2025. Non-interest expenses related to the Field & Main merger totaled $5.8 million for the second quarter of 2026, $3.5 million of which represents two months of regular operating expenses and $2.3 million represents one-time merger-related charges.

  Compensation expense increased $3.7 million, or 13%, compared to the second quarter of 2025, driven primarily by growth in full-time equivalent employees (FTEs), including the impact of the Field & Main acquisition and a focus on sales team expansion, higher bonus accrual levels and annual merit-based salary increases. Approximately 100 employees joined the Company as part of the Field & Main merger.
  Technology and communication expense increased $1.6 million, or 35%, compared to the second quarter of 2025, attributed to several planned investments, including the development of advanced data analytics capabilities in addition to the impact of the Field & Main acquisition.
  Net occupancy and equipment expenses increased $720,000, or 18%, over the second quarter of 2025, consistent with the impact of the Field & Main acquisition, which added six full-service locations, and organic branch network expansion over the last 12 months in addition to higher rent and depreciation expense.
  Marketing and business development expense increased $286,000, or 15%, compared to the second quarter of 2025, attributed to higher customer entertainment spending in addition to the impact of the Field & Main acquisition.
  Intangible asset amortization expense increased $631,000, or 69%, which was entirely the result of the core deposit and customer list intangible assets recorded as a result of the Field & Main acquisition.
  Other non-interest expenses increased $346,000, or 14%, compared to the second quarter of 2025, driven mainly by costs associated with growth in the ICS deposit product and the impact of the Field & Main acquisition in addition to other miscellaneous expenses.

The Company recorded income tax expense of $10.7 million for the second quarter of 2026, with an effective tax rate of 21.1%. This compared to income tax expense of $8.9 million in the second quarter of 2025, with an effective tax rate of 20.8%.

Financial Condition – June 30, 2026, Compared with June 30, 2025

Total assets increased $1.16 billion, or 13%, year over year to $10.37 billion.

Total loans increased $1.03 billion, or 15%, to $7.88 billion, with growth well-spread across segments and markets. As of June 30, 2026, the Field & Main loan portfolio totaled approximately $633 million. Excluding the Field & Main portfolio, organic growth totaled $400 million, or 6%, with the CRE and C&I segments being the primary drivers of the increase. Total line of credit usage ended at 50% as of June 30, 2026, compared to 48% as of June 30, 2025. C&I line of credit usage remained unchanged at 37% as of period end, compared to June 30, 2025.

Total investment securities decreased $370 million, or 30%, year over year, driven by the maturity of short-term Treasury Bills that had previously been utilized for seasonal collateral pledging purposes that were not reinvested, providing liquidity and funding for continued loan growth consistent with current balance sheet management strategies. At acquisition date, Field & Main added approximately $56 million of investment securities (stated at market value), which consisted predominantly of tax-free municipals. The Company immediately sold the majority of the acquired portfolio, and less than $1 million of the acquired investment securities portfolio remained on the balance sheet as of quarter-end.

Total deposits increased $979 million, or 13%, over the past 12 months. As of period end, the Field & Main deposit portfolio totaled $765 million, including $136 million of non-interest bearing deposits. Excluding the Field & Main portfolio, total deposits grew $214 million, or 3%, concentrated primarily within the interest-bearing demand deposit portfolio.

Non-performing loans totaled $24.4 million, or 0.31% of total loans outstanding on June 30, 2026, compared to $18.0 million, or 0.26% of total loans outstanding on June 30, 2025. The ratio of allowance for credit losses to loans ended at 1.38% on June 30, 2026, compared to 1.32% on June 30, 2025, the increase over the prior year being attributed to the allowance recorded in relation to the loan portfolio acquired from Field & Main.

As of June 30, 2026, the Company continued to be “well-capitalized,” the highest regulatory capital rating for financial institutions, with all capital ratios experiencing meaningful growth. Total equity to assets(3) was 12.02% and the tangible common equity ratio(3) was 9.66% on June 30, 2026, compared to 10.92% and 8.86% on June 30, 2025, respectively. Further, tangible book value per share increased to $31.39 at June 30, 2026, from $27.06 at June 30, 2025, representing an increase of 16% over the prior year.

In May 2026, the board of directors declared a quarterly cash dividend of $0.32 per common share. The dividend was paid July 1, 2026, to shareholders of record as of June 15, 2026.

Results of Operations – Second Quarter 2026, Compared with First Quarter 2026

Net interest margin expanded 19 basis points on the linked quarter to 3.84%, driven largely by improved loan yields, lower deposit costs and a more efficient balance sheet in addition to the impact of the Field & Main acquisition. Higher loan yields were attributed to the continued favorable repricing of the legacy portfolio as well as the addition of the higher-yielding Field & Main loan portfolio.

Net interest income increased $9.4 million, or 12%, over the prior quarter. Net interest income attributed to the Field & Main transaction, which represents two month’s worth of activity, totaled $5.5 million

  Total interest income increased $10.7 million, or 9%.
    Interest income on loans, including fees, increased $11.5 million, or 11%. Average loans increased $568 million, or 8%, and the corresponding yield earned increased to 6.16%.
    Average investment securities balances declined $74 million, or 7%, with related interest income decreasing $525,000, or 9%, as a result of scheduled maturity activity and normal amortization.
    Average interest-bearing cash balances decreased $59 million, or 11%, driving a $356,000, or 7%, decrease in related interest income during the period.
  Total interest expense increased $1.3 million, or 3%.
    Interest expense on deposits increased $1.3 million, or 4%, which was entirely attributed to $2.9 million of interest expense associated with the interest-bearing deposit portfolio acquired from Field & Main.

During the second quarter of 2026, the Company recorded no provision for credit losses on loans(1) and no provision expense for off balance sheet exposures. During the first quarter of 2026, the Company recorded $1.6 million in provision for credit losses on loans and no provision expense for off balance sheet exposures.

Non-interest income increased $2.2 million, or 9%, on the linked quarter, to $26.7 million. The second quarter of 2026 includes $1.3 million in activity related to the Field & Main merger, representing two months of activity. Excluding this activity, non-interest income for the quarter increased $864,000, or 4%, and was driven largely by organic growth from WM&T, treasury management fees and card income in addition to market appreciation within the COLI portfolio.

Non-interest expenses increased $8.6 million, or 16% on the linked quarter to $63.8 million. Activity related to the Field & Main merger totaled $5.8 million, with $3.5 of this total comprised of normal, recurring expenses and represents two months of activity, while $2.3 million of the total represents one-time merger related expenses. The bulk of such expenses are expected to be recorded over the second half of 2026. Excluding acquisition-related activity, the primary drivers of the linked quarter increase were compensation, technology, marketing and legal expenses.

Financial Condition – June 30, 2026, Compared with March 31, 2026

Total assets increased $902 million, or 10%, on the linked quarter to $10.37 billion.

Total loans expanded $657 million, or 9%, on the linked quarter, with the Field & Main portfolio totaling approximately $633 million as of period end. Organic growth for the quarter was $24 million, as expansion was muted due to the impact of several larger loan payoffs. Total line of credit usage was 50% as of June 30, 2026, compared to 49% as of March 31, 2026. C&I line of credit usage was 37% as of June 30, 2026, compared to 38% at March 31, 2026. Utilization trends remain positive and similar to the same period of the prior year.

Total deposits increased $729 million, or 9%, on the linked quarter. Total non-interest bearing deposits increased $203 million, or 14%, while total interest-bearing deposit accounts increased $526 million, or 8%. The Field & Main merger added approximately $765 million in total deposits as of the acquisition date, including $136 million in non-interest bearing deposits. A core deposit intangible asset of $17 million was also recorded in relation to the acquired deposit portfolio.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $10.37 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The Nasdaq Stock Market under the symbol “SYBT.”

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its banking subsidiary operates; competition for the Company’s customers from other providers of financial services; changes in, or forecasts of, future political and economic conditions, inflation and efforts to control it; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. Refer to Stock Yards’ Annual Report on Form 10-K for the year ended December 31, 2025, as well as its other filings with the SEC for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Contact:	T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2026 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
Income Statement Data	2026	2025	2026	2025

Net interest income, fully tax equivalent (5)	$87,925	$73,560	$166,441	$144,196
Interest income:
Loans	$117,975	$103,009	$224,434	$202,609
Federal funds sold and interest bearing due from banks	4,674	2,730	9,704	4,731
Mortgage loans held for sale	93	78	163	155
Federal Home Loan Bank stock	405	662	797	1,194
Investment securities	5,165	8,521	10,856	17,477
Total interest income	128,312	115,000	245,954	226,166
Interest expense:
Deposits	36,771	37,511	72,233	72,092
Securities sold under agreements to repurchase	344	625	745	1,439
Federal funds purchased	66	72	131	142
Federal Home Loan Bank advances	2,934	2,908	5,861	7,649
Subordinated debentures	369	411	735	819
Total interest expense	40,484	41,527	79,705	82,141
Net interest income	87,828	73,473	166,249	144,025
Provision for credit losses (1)	-	2,175	1,625	3,075
Net interest income after provision for credit losses	87,828	71,298	164,624	140,950
Non-interest income:
Wealth management and trust services	12,563	10,483	23,898	21,130
Deposit service charges	2,368	2,069	4,524	4,148
Debit and credit card income	5,144	4,837	9,782	9,345
Treasury management fees	3,175	3,005	6,163	5,678
Mortgage banking income	1,013	1,094	1,943	2,011
Net investment product sales commissions and fees	1,074	980	2,135	1,990
Bank owned life insurance	691	629	1,323	1,251
Gain on sale of premises and equipment	(34)	74	445	74
Other	753	1,177	1,128	1,717
Total non-interest income	26,747	24,348	51,341	47,344
Non-interest expenses:
Compensation	30,953	27,279	60,119	53,211
Employee benefits	6,183	5,330	12,352	11,115
Net occupancy and equipment	4,745	4,025	9,065	8,148
Technology and communication	6,422	4,773	11,757	9,601
Debit and credit card processing	2,126	1,908	4,048	3,727
Marketing and business development	2,237	1,951	3,515	3,466
Postage, printing and supplies	1,025	937	1,938	1,906
Legal and professional	1,359	1,088	2,235	1,995
FDIC insurance	1,109	1,260	2,255	2,483
Capital and deposit based taxes	976	738	1,854	1,438
Merger expenses	2,283	-	2,283	-
Intangible amortization	1,546	915	2,345	1,829
Other	2,842	2,496	5,282	4,808
Total non-interest expenses	63,806	52,700	119,048	103,727
Income before income tax expense	50,769	42,946	96,917	84,567
Income tax expense	10,712	8,922	20,265	17,272
Net income	$40,057	$34,024	$76,652	$67,295

Net income per share - Basic	$1.32	$1.16	$2.56	$2.29
Net income per share - Diluted	1.31	1.15	2.55	2.28
Cash dividend declared per share	0.32	0.31	0.64	0.62

Weighted average shares - Basic	30,442	29,364	29,917	29,356
Weighted average shares - Diluted	30,568	29,505	30,038	29,503

			June 30,
Balance Sheet Data			2026	2025

Investment securities			$852,158	$1,221,842
Loans			7,883,749	6,850,273
Allowance for credit losses on loans			109,094	90,722
Total assets			10,368,564	9,208,986
Non-interest bearing deposits			1,659,007	1,514,924
Interest bearing deposits			6,827,090	5,991,826
Federal Home Loan Bank advances			300,000	300,000
Accumulated other comprehensive loss			(61,131)	(75,311)
Stockholders' equity			1,246,392	1,005,704

Total shares outstanding			31,068	29,473
Book value per share (3)			$40.12	$34.12
Tangible common equity per share (3)			31.39	27.06
Market value per share			76.47	78.98

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2026 Earnings Release

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Average Balance Sheet Data	2026	2025	2026	2025

Federal funds sold and interest bearing due from banks	$498,198	$249,738	$527,617	$215,280
Mortgage loans held for sale	7,467	7,145	6,422	6,442
Investment securities	960,194	1,337,994	996,863	1,396,634
Federal Home Loan Bank stock	23,538	22,413	22,135	26,602
Loans	7,685,360	6,746,973	7,402,820	6,672,594
Total interest earning assets	9,174,757	8,364,263	8,955,857	8,317,552
Total assets	9,882,847	8,987,084	9,637,207	8,940,750
Non-interest bearing deposits	1,587,131	1,489,188	1,508,629	1,457,813
Interest bearing deposits	6,499,583	5,820,314	6,361,011	5,708,148
Total deposits	8,086,714	7,309,502	7,869,640	7,165,961
Securities sold under agreements to repurchase	80,061	128,493	86,515	143,655
Federal funds purchased	7,405	6,610	7,346	6,562
Federal Home Loan Bank advances	300,000	303,297	300,000	384,530
Subordinated debentures	26,806	26,806	26,806	26,806
Total interest bearing liabilities	6,913,855	6,285,520	6,781,678	6,269,701
Accumulated other comprehensive loss	(60,666)	(83,970)	(59,909)	(85,289)
Total stockholders' equity	1,190,463	980,803	1,140,024	967,495

Performance Ratios
Annualized return on average assets (4)	1.63%	1.52%	1.60%	1.52%
Annualized return on average equity (4)	13.50%	13.91%	13.56%	14.03%
Net interest margin, fully tax equivalent	3.84%	3.53%	3.75%	3.50%
Non-interest income to total revenue, fully tax equivalent	23.32%	24.87%	23.57%	24.72%
Efficiency ratio, fully tax equivalent (2)	55.64%	53.83%	54.66%	54.15%

Capital Ratios
Total stockholders' equity to total assets (3)			12.02%	10.92%
Tangible common equity to tangible assets (3)			9.66%	8.86%
Average stockholders' equity to average assets			11.83%	10.82%
Total risk-based capital			13.62%	12.91%
Common equity tier 1 risk-based capital			12.07%	11.32%
Tier 1 risk-based capital			12.37%	11.66%
Leverage			11.05%	10.17%

Loan Segmentation
Commercial real estate - non-owner occupied			$2,150,290	$1,989,982
Commercial real estate - owner occupied			1,288,855	1,010,692
Commercial and industrial			1,708,911	1,491,143
Residential real estate - owner occupied			990,825	851,284
Residential real estate - non-owner occupied			476,119	390,784
Construction and land development			771,069	671,011
Home equity lines of credit			347,187	263,826
Consumer			114,354	140,715
Leases			12,665	14,563
Credit cards			23,474	26,273
Total loans and leases			$7,883,749	$6,850,273

Deposit Segmentation
Interest bearing demand			$3,223,367	$2,520,405
Savings			478,559	424,985
Money market			1,273,593	1,385,845
Time deposits			1,851,571	1,660,591
Non-Interest bearing deposits			1,659,007	1,514,924
Total deposits			$8,486,097	$7,506,750

Asset Quality Data
Non-accrual loans			$19,509	$17,650
Modifications to borrowers experiencing financial difficulty			-	-
Loans past due 90 days or more and still accruing			4,932	378
Total non-performing loans			24,441	18,028
Other real estate owned			440	10
Total non-performing assets			$24,881	$18,038
Non-performing loans to total loans			0.31%	0.26%
Non-performing assets to total assets			0.24%	0.20%
Allowance for credit losses on loans to total loans			1.38%	1.32%
Allowance for credit losses on loans to average loans			1.47%	1.34%
Allowance for credit losses on loans to non-performing loans			446%	503%
Net (charge-offs) recoveries	$(29)	$(342)	$75	$629
Net (charge-offs) recoveries to average loans (6)	-0.00%	-0.01%	0.00%	0.01%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2026 Earnings Release

	Quarterly Comparison
Income Statement Data	6/30/26	3/31/26	12/31/25	9/30/25	6/30/25

Net interest income, fully tax equivalent (5)	$87,925	$78,516	$79,339	$77,119	$73,560
Net interest income	$87,828	$78,421	$79,250	$77,037	$73,473
Provision for credit losses (1)	-	1,625	1,650	1,975	2,175
Net interest income after provision for credit losses	87,828	76,796	77,600	75,062	71,298
Non-interest income:
Wealth management and trust services	12,563	11,335	10,974	10,704	10,483
Deposit service charges	2,368	2,156	2,303	2,281	2,069
Debit and credit card income	5,144	4,638	5,519	5,009	4,837
Treasury management fees	3,175	2,988	3,078	2,923	3,005
Mortgage banking income	1,013	930	860	1,252	1,094
Net investment product sales commissions and fees	1,074	1,061	1,119	1,112	980
Bank owned life insurance	691	632	633	631	629
Gain (loss) on sale of premises and equipment	(34)	479	(2)	-	74
Other	753	375	644	564	1,177
Total non-interest income	26,747	24,594	25,128	24,476	24,348
Non-interest expenses:
Compensation	30,953	29,166	28,510	28,836	27,279
Employee benefits	6,183	6,169	5,267	4,878	5,330
Net occupancy and equipment	4,745	4,320	4,299	4,086	4,025
Technology and communication	6,422	5,335	4,857	4,837	4,773
Debit and credit card processing	2,126	1,922	1,902	1,984	1,908
Marketing and business development	2,237	1,278	2,173	1,887	1,951
Postage, printing and supplies	1,025	913	930	910	937
Legal and professional	1,359	876	1,329	891	1,088
FDIC insurance	1,109	1,146	1,124	1,198	1,260
Capital and deposit based taxes	976	878	895	1,082	738
Merger expenses	2,283	-	-	-	-
Intangible amortization	1,546	799	914	915	915
Other	2,842	2,440	2,606	2,327	2,496
Total non-interest expenses	63,806	55,242	54,806	53,831	52,700
Income before income tax expense	50,769	46,148	47,922	45,707	42,946
Income tax expense	10,712	9,553	11,308	9,466	8,922
Net income	$40,057	$36,595	$36,614	$36,241	$34,024

Net income per share - Basic	$1.32	$1.25	$1.25	$1.23	$1.16
Net income per share - Diluted	1.31	1.24	1.24	1.23	1.15
Cash dividend declared per share	0.32	0.32	0.32	0.32	0.31

Weighted average shares - Basic	30,442	29,387	29,370	29,369	29,364
Weighted average shares - Diluted	30,568	29,502	29,495	29,526	29,505

	Quarterly Comparison
Balance Sheet Data	6/30/26	3/31/26	12/31/25	9/30/25	6/30/25

Cash and due from banks	$89,258	$85,596	$70,061	$84,357	$97,606
Federal funds sold and interest bearing due from banks	753,573	581,123	816,315	671,932	353,806
Mortgage loans held for sale	8,262	5,758	6,247	6,045	5,014
Investment securities	852,158	885,754	921,057	940,639	1,221,842
Federal Home Loan Bank stock	24,934	20,717	20,717	20,717	22,839
Loans	7,883,749	7,226,429	7,041,310	6,929,456	6,850,273
Allowance for credit losses on loans	109,094	93,596	91,867	92,160	90,722
Goodwill	238,337	194,074	194,074	194,074	194,074
Total assets	10,368,564	9,466,856	9,536,124	9,307,376	9,208,986
Non-interest bearing deposits	1,659,007	1,456,324	1,435,846	1,589,159	1,514,924
Interest bearing deposits	6,827,090	6,300,912	6,355,291	6,054,813	5,991,826
Securities sold under agreements to repurchase	102,695	87,513	112,476	73,149	126,576
Federal funds purchased	7,385	7,345	7,289	6,729	6,709
Federal Home Loan Bank advances	300,000	300,000	300,000	300,000	300,000
Subordinated debentures	26,806	26,806	26,806	26,806	26,806
Accumulated other comprehensive income loss	(61,131)	(61,200)	(61,275)	(67,622)	(75,311)
Stockholders' equity	1,246,392	1,102,935	1,075,697	1,041,144	1,005,704

Total shares outstanding	31,068	29,516	29,476	29,474	29,473
Book value per share (3)	$40.12	$37.37	$36.49	$35.32	$34.12
Tangible common equity per share (3)	31.39	30.41	29.50	28.30	27.06
Market value per share	76.47	66.29	64.95	69.99	78.98

Capital Ratios
Total stockholders' equity to total assets (3)	12.02%	11.65%	11.28%	11.19%	10.92%
Tangible common equity to tangible assets (3)	9.66%	9.69%	9.32%	9.16%	8.86%
Average stockholders' equity to average assets	12.05%	11.60%	11.15%	11.02%	10.91%
Total risk-based capital	13.62%	13.53%	13.42%	13.17%	12.91%
Common equity tier 1 risk-based capital	12.07%	11.95%	11.84%	11.59%	11.32%
Tier 1 risk-based capital	12.37%	12.28%	12.17%	11.92%	11.66%
Leverage	11.05%	10.68%	10.30%	10.24%	10.17%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2026 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	6/30/26	3/31/26	12/31/25	9/30/25	6/30/25

Federal funds sold and interest bearing due from banks	$498,198	$557,364	$742,895	$448,969	$249,738
Mortgage loans held for sale	7,467	5,365	7,751	6,051	7,145
Investment securities	960,194	1,033,940	1,066,621	1,236,715	1,337,994
Federal Home Loan Bank stock	23,538	20,717	20,717	21,125	22,413
Loans	7,685,360	7,117,141	6,971,307	6,873,559	6,746,973
Total interest earning assets	9,174,757	8,734,527	8,809,291	8,586,419	8,364,263
Total assets	9,882,847	9,388,841	9,456,699	9,216,803	8,987,084
Non-interest bearing deposits	1,587,131	1,429,253	1,542,735	1,540,029	1,489,188
Interest bearing deposits	6,499,583	6,220,903	6,218,760	6,001,275	5,820,314
Total deposits	8,086,714	7,650,156	7,761,495	7,541,304	7,309,502
Securities sold under agreement to repurchase	80,061	93,040	84,802	104,640	128,493
Federal funds purchased	7,405	7,287	7,088	6,689	6,610
Federal Home Loan Bank advances	300,000	300,000	300,000	300,000	303,297
Subordinated debentures	26,806	26,806	26,806	26,806	26,806
Total interest bearing liabilities	6,913,855	6,648,036	6,637,456	6,439,410	6,285,520
Accumulated other comprehensive loss	(60,666)	(59,143)	(65,786)	(75,659)	(83,970)
Total stockholders' equity	1,190,463	1,089,025	1,054,117	1,015,478	980,803

Performance Ratios
Annualized return on average assets (4)	1.63%	1.58%	1.54%	1.56%	1.52%
Annualized return on average equity (4)	13.50%	13.63%	13.78%	14.16%	13.91%
Net interest margin, fully tax equivalent	3.84%	3.65%	3.57%	3.56%	3.53%
Non-interest income to total revenue, fully tax equivalent	23.32%	23.85%	24.05%	24.09%	24.87%
Efficiency ratio, fully tax equivalent (2)	55.64%	53.58%	52.46%	52.99%	53.83%

Loans Segmentation
Commercial real estate - non-owner occupied	$2,150,290	$1,964,589	$1,915,252	$1,947,892	$1,989,982
Commercial real estate - owner occupied	1,288,855	1,176,570	1,121,896	1,091,134	1,010,692
Commercial and industrial	1,708,911	1,592,578	1,509,489	1,490,149	1,491,143
Residential real estate - owner occupied	990,825	888,721	881,865	873,540	851,284
Residential real estate - non-owner occupied	476,119	387,652	391,216	394,429	390,784
Construction and land development	771,069	742,243	751,897	675,052	671,011
Home equity lines of credit	347,187	290,766	285,115	271,017	263,826
Consumer	114,354	142,897	142,425	142,149	140,715
Leases	12,665	15,493	16,912	18,517	14,563
Credit cards	23,474	24,920	25,243	25,577	26,273
Total loans and leases	$7,883,749	$7,226,429	$7,041,310	$6,929,456	$6,850,273

Deposit Segmentation
Interest bearing demand	$3,223,367	$2,834,034	$2,886,406	$2,573,204	$2,520,405
Savings	478,559	433,559	420,382	420,614	424,985
Money market	1,273,593	1,289,806	1,311,969	1,341,727	1,385,845
Time deposits	1,851,571	1,743,513	1,736,534	1,719,268	1,660,591
Non-Interest bearing deposits	1,659,007	1,456,324	1,435,846	1,589,159	1,514,924
Total deposits	$8,486,097	$7,757,236	$7,791,137	$7,643,972	$7,506,750

Asset Quality Data
Non-accrual loans	$19,509	$10,519	$12,585	$18,559	$17,650
Modifications to borrowers experiencing financial difficulty	-	-	-	-	-
Loans past due 90 days or more and still accruing	4,932	927	449	100	378
Total non-performing loans	24,441	11,446	13,034	18,659	18,028
Other real estate owned	440	190	190	190	10
Total non-performing assets	$24,881	$11,636	$13,224	$18,849	$18,038
Non-performing loans to total loans	0.31%	0.16%	0.19%	0.27%	0.26%
Non-performing assets to total assets	0.24%	0.12%	0.14%	0.20%	0.20%
Allowance for credit losses on loans to total loans	1.38%	1.30%	1.30%	1.33%	1.32%
Allowance for credit losses on loans to average loans	1.42%	1.32%	1.32%	1.34%	1.34%
Allowance for credit losses on loans to non-performing loans	446%	818%	705%	494%	503%
Net (charge-offs) recoveries	$(29)	$104	$(1,143)	$(112)	$(342)
Net (charge-offs) recoveries to average loans (6)	-0.00%	0.00%	-0.02%	-0.00%	-0.01%

Other Information
Total WM&T assets under management (in millions)	$8,844	$7,596	$7,635	$7,480	$7,193
Full-time equivalent employees	1,270	1,144	1,123	1,140	1,118

(1) - Detail of Provision for credit losses follows:
	Quarterly Comparison
(in thousands)	6/30/26	3/31/26	12/31/25	9/30/25	6/30/25
Provision for credit losses - loans	$ -	$1,625	$850	$1,550	$2,250
Provision for credit losses - off balance sheet exposures	-	-	800	425	(75)
Total provision for credit losses	$ -	$1,625	$1,650	$1,975	$2,175

(2) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of net interest income (FTE) and non-interest income. The ratio excludes net gains (losses) on sales, calls, and impairment of investment securities, if applicable. In addition to the efficiency ratio presented, Bancorp considers an adjusted efficiency ratio to be important because it provides a comparable ratio after eliminating the fluctuation in non-interest expenses related to amortization of investments in tax credit partnerships and non-recurring merger expenses.

	Quarterly Comparison
(Dollars in thousands)	6/30/26	3/31/26	12/31/25	9/30/25	6/30/25
Total non-interest expenses (a)	$63,806	$55,242	$54,806	$53,831	$52,700
Less: Non-recurring merger expenses	(2,283)	-	-	-	-
Total non-interest expenses - Non-GAAP (c)	$61,523	$55,242	$54,806	$53,831	$52,700

Total net interest income, fully tax equivalent	$87,925	$78,516	$79,339	$77,119	$73,560
Total non-interest income	26,747	24,594	25,128	24,476	24,348
Total revenue - Non-GAAP (b)	$114,672	$103,110	$104,467	$101,595	$97,908
Less: Gain/loss on sale of premises and equipment	34	(479)	2	-	(74)
Total adjusted revenue - Non-GAAP (d)	$114,706	$102,631	$104,469	$101,595	$97,834

Efficiency ratio - Non-GAAP (a/b)	55.64%	53.58%	52.46%	52.99%	53.83%
Adjusted efficiency ratio - Non-GAAP (c/d)	53.64%	53.83%	52.46%	52.99%	53.87%

(3) - The following table provides a reconciliation of total stockholders’ equity in accordance with GAAP to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:

	Quarterly Comparison
(In thousands, except per share data)	6/30/26	3/31/26	12/31/25	9/30/25	6/30/25
Total stockholders' equity - GAAP (a)	$1,246,392	$1,102,935	$1,075,697	$1,041,144	$1,005,704
Less: Goodwill	(238,337)	(194,074)	(194,074)	(194,074)	(194,074)
Less: Core deposit and other intangibles	(32,690)	(11,361)	(12,160)	(13,074)	(13,989)
Tangible common equity - Non-GAAP (c)	$975,365	$897,500	$869,463	$833,996	$797,641

Total assets - GAAP (b)	$10,368,564	$9,466,856	$9,536,124	$9,307,376	$9,208,986
Less: Goodwill	(238,337)	(194,074)	(194,074)	(194,074)	(194,074)
Less: Core deposit and other intangibles	(32,690)	(11,361)	(12,160)	(13,074)	(13,989)
Tangible assets - Non-GAAP (d)	$10,097,537	$9,261,421	$9,329,890	$9,100,228	$9,000,923

Total stockholders' equity to total assets - GAAP (a/b)	12.02%	11.65%	11.28%	11.19%	10.92%
Tangible common equity to tangible assets - Non-GAAP (c/d)	9.66%	9.69%	9.32%	9.16%	8.86%

Total shares outstanding (e)	31,068	29,516	29,476	29,474	29,473

Book value per share - GAAP (a/e)	$40.12	$37.37	$36.49	$35.32	$34.12
Tangible common equity per share - Non-GAAP (c/e)	31.39	30.41	29.50	28.30	27.06

(4) - Return on average assets equals net income divided by total average assets, annualized to reflect a full year return on average assets. Similarly, return on average equity equals net income divided by total average equity, annualized to reflect a full year return on average equity.

(5) - Interest income on a FTE basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income. Interest income, yields and ratios on a FTE basis are considered non-GAAP financial measures. Management believes net interest income on a FTE basis provides an insightful picture of the interest margin for comparison purposes. The FTE basis also allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The FTE basis assumes a federal corporate income tax rate of 21%.

(6) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.